Filed pursuant to
Rule 424(b)(3)
333-201860

METLIFE INSURANCE COMPANY USA

METLIFE RETIREMENT ACCOUNT—LIQUIDITY BENEFIT OPTION

SUPPLEMENT DATED MAY 1, 2016

TO THE METLIFE RETIREMENT ACCOUNT—LIQUIDITY BENEFIT OPTION

PROSPECTUS DATED MAY 1, 2015

This supplement revises and, to the extent inconsistent therewith, replaces information contained in the Prospectus. Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in the Prospectus. It should be read in its entirety and kept together with your Prospectus for future reference. If you have any questions or would like a copy of the Prospectus, please contact us at 1-800-842-9406, or write us at MetLife Insurance Company USA, Annuity Service Office, 4700 Westown Parkway, Ste. 200, West Des Moines, IA, 50266.

The Prospectus is revised as follows:

1.	Replace the definition of “General Account” under “SPECIAL TERMS” with the following:

“Comprised of the Company’s assets, other than assets in its Separate Account and any other separate accounts it may maintain.”

2.	Insert the following in “THE INSURANCE COMPANY—RISK” section:

On January 12, 2016, MetLife, Inc. announced its plan to pursue the separation of a substantial portion of its retail segment and is currently evaluating structural alternatives for such a separation. Any separation transaction that might occur will be subject to the satisfaction of various conditions and approvals, including approval of any transaction by the MetLife, Inc. Board of Directors, satisfaction of any applicable requirements of the SEC, and receipt of insurance and other regulatory approvals and other anticipated conditions. Because the form of a separation has not yet been set, MetLife, Inc. cannot currently provide a specific potential completion date or information about the potential impact on the financial strength of any company that issues variable insurance products. No assurance can be given regarding the form that a separation transaction may take or the specific terms thereof, or that a separation will in fact occur. However, any separation transaction will not affect the terms or conditions of your variable contract, and MetLife Insurance Company USA will remain fully responsible for its respective contractual obligations to variable contract owners.